Exhibit 10.103

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Cytori Therapeutics, Inc. (“Cytori”) and Clyde Shores (“Employee”) with respect to the following facts:

A.                Cytori has decided to reorganize and consolidate its operations to realign its expenditures with current and anticipated funding and objectives.  As a result, Employee’s employment with Cytori will terminate effective Friday, November 28, 2014 (“Separation Date”).  Cytori wishes to reach an amicable separation with Employee and assist Employee’s transition to other employment.

B.                The parties desire to settle all claims and issues that have, or could have been raised by Employee, in relation to Employee’s employment with Cytori and arising out of or in any way related to the acts, transactions or occurrences between Employee and Cytori to date, including, but not limited to, Employee’s employment with Cytori or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.                  Severance Payment.  Cytori agrees to provide Employee with a severance payment equal to 4 weeks of base salary, Twenty Five Thousand Three Hundred and Forty Four Dollars ($25,344), less all appropriate federal and state income and employment taxes (“Severance Payment”), an amount to which Employee is not otherwise entitled.  The Severance Payment will be paid out as salary continuation in equal installments in accordance with Cytori’s regular payroll process beginning on the first regular pay day following the later of (a) Employee’s Separation Date or (b) the Effective Date of this Separation Agreement as described below in paragraph 9.2.  Employee acknowledges and agrees that this Severance Payment constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

2.                   General Release.

2.1            Employee unconditionally, irrevocably and absolutely releases and discharges Cytori, and any parent and subsidiary corporations, divisions, investors and affiliated corporations, partnerships or other affiliated entities of Cytori, past and present, as well as Cytori’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Cytori, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Cytori.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local state or federal law, including, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses.

2.2            Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

2.3            The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.

2.4            Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.5            Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete.  Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

3.                  California Civil Code Section 1542 Waiver.  Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4.                  Representation Concerning Filing of Legal Actions.  Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Cytori or any of the other Released Parties in any court or with any governmental agency related to the matters released in this Separation Agreement.

5.                  Nondisparagement.  Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Cytori or any of the other Released Parties.

6.                   Confidentiality and Return of Cytori Property.  Employee understands and agrees that as a condition of receiving the Severance Payment in paragraph 1, all of Cytori’s property must be returned to Cytori.  By signing this Separation Agreement, Employee represents and warrants that Employee has returned to Cytori all Cytori property, data and information belonging to Cytori and agrees that Employee will not use or disclose to others any confidential or proprietary information of Cytori or the Released Parties.  In addition, Employee agrees to keep the terms of this Separation Agreement confidential between Employee and Cytori, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this Separation Agreement or its terms with any current or prospective employee of Cytori.  However, nothing in this Agreement shall prohibit Employee from making truthful statements in any legal proceedings, government investigation or as otherwise required by law.

7.                  Continuing Obligations.  Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of Cytori’s Employment, Confidentiality and Assignment of Inventions Agreement, previously executed by Employee, including but not limited to, promises not to disclose and to protect all confidential and proprietary information of Company.

8.                  No Admissions.  By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9.                  Older Workers’ Benefit Protection Act.  This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before executing this Separation Agreement.

9.1            Acknowledgments/Time to Consider.  Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given forty-five (45) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 45‑day period and may sign earlier at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.  If Employee decides to enter into this Separation Agreement, Employee must return an executed copy of this Separation Agreement to Cytori within the 45 day period.

9.2            Revocation/Effective Date.  This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement.  In other words, Employee has seven (7) days after the date Employee signs (and delivers the signed Separation Agreement to Cytori) to revoke Employee’s acceptance of this Separation Agreement.  Employee’s revocation must be in writing and received by Judy Solecki, VP, Global Human Resources, on or before the seventh day in order to be effective.  If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”).  The Severance Payment will become due and payable in accordance with paragraph 1 above after the Effective Date, provided Employee does not revoke.

9.3            Preserved Rights of Employee.  This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement.  In addition, this Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

9.4            Required Disclosures.  Employee further acknowledges that Employee has been advised of the following information:  (i) All of Cytori’s U.S. employees were considered for lay off in connection with the reduction-in-force announced September 15, 2014; (ii) Cytori used the following criteria in selecting employees for lay off: whether the employee’s position and duties are essential to its immediate ongoing or anticipated business operations, whether the employee’s duties are duplicative and/or transferable, and the employee’s skill set; (iii) all employees whose employment is being terminated as a result of the reduction-in-force announced September 15, 2014 are eligible for severance pay; (iv) all selected employees age 40 or over will have forty-five (45) days within which to consider whether to accept the Separation Agreement; (v) the job titles and ages of all employees eligible or selected for this severance program are listed in part A to Exhibit 1 of this Separation Agreement; and (vi) the job titles and ages of all of Cytori’s U.S. employees, the same organizational unit as Employee, who are not eligible or selected for this program are listed in part B to Exhibit 1 of this Separation Agreement.

10.                Ownership of Claims.  Employee represents and warrants that he/she is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands as herein contained and that there has been no assignment or other transfer of any interest of any claim or demand which he/she may have against Cytori.

11.                Affirmation.  Employee affirms that Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled.

12.               Severability.  In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.                Full Defense.  This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

14.                Applicable Law.  The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

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15.               Entire Agreement; Modification.  This Separation Agreement, including the surviving provisions of Cytori’s Employment, Confidentiality and Assignment of Inventions Agreement previously executed by Employee, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: September 14, 2014		/s/ Clyde Shores
Clyde Shores
Cytori, Therapeutics Inc.
Dated: October 2, 2014	By:	/s/ Tiago Girao
Tiago Girao
VP of Finance and Chief Financial Officer